Exhibit 99.1

First Investors Financial Services Group, Inc.

FOR IMMEDIATE RELEASE	Contact: Bennie H. Duck
Telephone: (713) 977-2600

FIRST INVESTORS REPORTS THIRD QUARTER OPERATING RESULTS

Houston, Texas - March 7, 2008. First Investors Financial Services Group, Inc. (OTC: FIFS-OB) has reported net income of $898,945 or $0.20 per basic share for the three months ended January 31, 2008, and $1,398,817 or $0.31 per basic share for the nine months ended January 31, 2008. This compares to net income of $821,059 or $0.18 per share and net income of $2,852,530 or $0.64 per share reported for the three and nine months ended January 31, 2007, respectively. The results for the three and nine months ended January 31, 2008 include a $426,037 gain after taxes associated with the reduction in the allowance for an uncertain tax position and the reversal of certain accruals for interest and penalties on this position pursuant to FIN 48. The results for the nine months ended January 31, 2007, include a $668,712 gain associated with the reduction in the allowance for an uncertain tax position related to prior period tax returns, which served to lower tax expense. Adjusting for these non-recurring items, net income was $821,059 or $0.18 per basic share and $2,183,818 or $0.49 per basic share for the three and nine month periods ended January 31, 2007, as compared to $472,908 or $0.11 per basic share and $972,780 or $0.22 per basic share for the three and nine months ended January 31, 2008, respectively.

During the three and nine months ended January 31, 2008, the Company benefited from higher net interest income and higher other income which was offset by a higher provision for loan losses and an increase in operating expenses related to growth in the Company’s portfolio of receivables held for investment.  Net interest income increased 7.1% during the three months ended January 31, 2008, due to an 8.5% increase in the average portfolio of receivables held for investment which offset a 0.2% decrease in effective yield. The average cost of debt was flat period over period at 5.7%. Net interest income for the nine months ended January 31, 2008, increased 4.6% as the average receivables outstanding increased 12.0% which offset a 0.2% decline in effective yield during the period. The average cost of funds increased from 5.5% during the 2007 period to 5.9% during the 2008 period. Total operating expenses increased 3.4% for the three and nine months ended January 31, 2008, primarily as a result of the increase in the average portfolio outstanding. Total operating costs as a percentage of the average managed portfolio was 4.1% for the three and nine months ended January 31, 2008, compared to 4.8% and 4.6% for the three and nine months ended January 31, 2007, respectively. As of January 31, 2008, the portfolio of receivables held for investment, net was $519.2 million, a 10.9% increase over the balance as of April 30, 2007. For the nine months ended January 31, 2008, the Company reported new origination volume of $199.0 million, which represents a decrease of 16.1% over the $237.3 million originated during the nine months ended January 31, 2007. The delinquency rate by dollars of delinquent accounts increased from 0.5% as of January 31, 2007 to 0.7% as of January 31, 2008, while the annualized net charge-off rate increased from 2.5% to 3.0% for the nine month periods ended January 31, 2007, and January 31, 2008, respectively.

Tommy A. Moore, Jr., President and CEO, stated, “We are generally pleased with the operating results of our third fiscal quarter and year-to-date periods, particularly given the uncertain economic and credit environment. Even after an adjustment for the reversal of an uncertain tax position, our results compared with the second fiscal quarter of 2008 were significantly better. Our credit quality remains stable with delinquency rates and net loss rates very favorable compared to historical averages. While we remain cautious about the overall health of the consumer, particularly on the employment front, we believe the quality of our originations, both from a pricing and risk perspective, is solid. We are also pleased to report the renewal of $443.5 million in warehouse and residual credit facilities in February. While we did experience an increase in borrowing spreads, the renewal provides us with continued origination capacity under substantially similar terms and conditions as our prior facilities. Origination volume is expected to be slower over the next several quarters given our cautious outlook on the economy and extremely challenging credit markets.”

First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the		For the
	Three Months Ended		Nine Months Ended
	January 31		January 31
	2008	2007	2008	2007

Interest Income	$15,559	$14,553	$44,255	$40,258
Interest Expense	6,790	6,364	20,334	17,383
Net Interest Income	8,769	8,189	23,921	22,875
Provision for Credit Losses	3,880	3,236	11,066	8,431
Net Interest Income after Provision for Credit Losses	4,889	4,953	12,855	14,444
Servicing revenue	338	377	1,004	1,053
Other finance charges and fees	1,054	876	2,968	2,435
Insurance products	453	451	1,062	932
Income from investment	206	163	430	418
Other interest income	362	482	1,226	1,342
Total other income	2,413	2,349	6,690	6,180
Total operating expenses	6,380	6,171	17,835	17,241
Income before Provision for Income Taxes	922	1,131	1,710	3,383
Provision for income taxes	23	310	311	531
Net Earnings	$899	$821	$1,399	$2,852

Basic Net Earnings Per Common Share	$0.20	$0.18	$0.31	$0.64
Diluted Net Earnings Per Common Share	$0.19	$0.17	$0.29	$0.60

Other Operating Data

Average Principal Balance of Receivables
Held for Investment	$487,869	$449,705	$468,739	$418,509
Total Managed Receivables			628,208	532,193
Originations Volume	85,626	87,475	199,003	237,327
Effective Yield on Receivables
Held for Investment	12.8%	13.0%	12.6%	12.8%
Average Cost of Debt	5.7%	5.7%	5.9%	5.5%
Weighted Average Number of Basic
Shares Outstanding (in thousands)	4,478	4,478	4,478	4,470
Weighted Average Number of Diluted
Shares Outstanding (in thousands)	4,702	4,771	4,751	4,788

	January 31	April 30
	2008	2007
Financial Position

Cash and Short-Term Investments	$798	$1,669
Restricted Cash	32,993	33,473
Receivables Held for Investment, net	519,228	468,022
Assets Held for Sale	1,243	1,200
Total Assets	567,180	516,381
Total Debt	527,218	478,522
Total Other Liabilities	6,712	6,110
Total Liabilities	533,930	484,632
Total Shareholders’ Equity	33,250	31,749
Shareholders’ Equity per Common Share	7.43	7.09

	As of or	As of or
	For the Nine	For the Nine
	Months Ended	Months Ended
	Jan 31	Jan 31
Credit Quality Data	2008	2007

Receivables Held for Investment:
30 + days past due
Number of Loans	1.1%	0.8%
$ Amount	0.7%	0.5%
Net Charge-offs as a % of average receivables	3.0%	2.5%
Net Charge-offs for the period ending	$10,699	$7,773